Exhibit 99.1

Investor Relations:

Christopher Taylor

781-398-2466

Media Relations:

Sarah Emond

781-398-2544

For Immediate Release

Oscient Pharmaceuticals Provides Preliminary Revenue Results for the Second Quarter of 2007

—Total revenues increase more than 200% over Q2 2006 reflecting ANTARA® acquisition—

Waltham, Mass., July 13, 2007 – Oscient Pharmaceuticals Corporation (Nasdaq: OSCI) today announced preliminary revenue results for the second quarter of 2007. The Company expects to record total revenues of approximately $15 – $16 million in the second quarter of 2007, compared to $4.6 million in total revenues in the second quarter of 2006, prior to the acquisition of ANTARA® (fenofibrate) capsules in August 2006. During the second quarter of 2007, the Company expects to record approximately $14 million in revenue from ANTARA and approximately $1.5 million in revenues from FACTIVE® (gemifloxacin mesylate) tablets.

Management noted that during the second quarter, the Company completed an exchange of convertible debt and raised approximately $41 million in net proceeds through the sale of new convertible notes. Related to the exchange, the Company expects to record a one-time, non-cash gain of approximately $30 million in the second quarter due to the extinguishment of outstanding existing notes. Over future periods, the majority of this gain will be offset by non-cash charges corresponding to the amortization of the discount at which the notes were sold. The Company expects its total cash, including restricted cash and cash equivalents, as of June 30, 2007, to be approximately $70 million. Excluding proceeds from the convertible debt transaction, the Company’s cash position decreased by approximately $10.5 million during the second quarter.

During the second quarter of 2007, more than 123,000 prescriptions for ANTARA were filled, representing a 4% increase in dispensed prescriptions compared to the first quarter of 2007. During the second quarter, prescriptions for branded fenofibrates grew by 2% over the first quarter of 2007. The four-week rolling average for ANTARA weekly prescriptions has increased 19% from 8,150 at the time Oscient acquired ANTARA in August 2006, to more than 9,730 at the end of the second quarter of 2007. During this same time period, the four-week rolling average for branded fenofibrate products grew by 7%.

In the second quarter of 2007, approximately 46,000 prescriptions for FACTIVE were dispensed, compared to 99,000 prescriptions dispensed during the first quarter of 2007, reflecting seasonal trends and an increased promotional focus on ANTARA.

The Company plans to announce financial results for the second quarter of 2007 and host a conference call with investors in early August.

About Oscient Pharmaceuticals

Oscient Pharmaceuticals Corporation is a commercial-stage biopharmaceutical company marketing two FDA-approved products with its national primary care sales force. ANTARA® (fenofibrate) capsules is indicated for the adjunct treatment

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Q207 Preliminary Results

July 13, 2007

of hypercholesterolemia (high blood cholesterol) and hypertriglyceridemia (high triglycerides) in combination with diet. FACTIVE® (gemifloxacin mesylate) tablets is an antibiotic approved for the treatment of acute bacterial exacerbations of chronic bronchitis and community-acquired pneumonia of mild to moderate severity. Oscient also has a novel, late-stage antibiotic candidate, Ramoplanin, under investigation for the treatment of Clostridium difficile-associated disease (CDAD).

For important information regarding the safety and use of ANTARA and FACTIVE, please see the full prescribing information available at www.antararx.com and www.factive.com.

Forward-Looking Statement

This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements with regard to (i) preliminary 2007 second quarter financial results, (ii) the Company’s cash balance as of June 30, 2007, and (iii) the relative contribution to revenue of the Company’s products. Forward-looking statements represent our management’s judgment regarding future events. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These risks include, but are not limited to (a) our ability to successfully commercialize and market ANTARA or FACTIVE due to: the limitations on our resources and experience in the commercialization of products; lack of acceptance by physicians, patients and third party payors; unanticipated safety, product liability, efficacy, or other regulatory issues; delays in recruiting and training sales personnel; problems relating to manufacturing or supply; delays in the supply of products by the third party manufacturers and suppliers on which we rely; inadequate distribution of the products by wholesalers, pharmacies, hospitals and other customers; and competition from other products; (b) the delay in or inability to obtain additional regulatory approvals of our products and product candidates due to negative, inconclusive or insufficient results in ongoing or future clinical trials, the FDA requiring additional information or data, delays in the progress of ongoing clinical trials, safety concerns arising with respect to our products or product candidates and disputes with the third parties from whom we license our products or product candidates; (c) delays by the FDA; (d) the Company’s inability to raise additional capital on favorable terms or at all; and e) claims against us by third parties, including claims relating to our intellectual property position. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2007 and in other filings that we may make with the Securities and Exchange Commission from time to time.

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